Exhibit 10.5

CONFIDENTIAL

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the "Agreement") isdated as of this 4thday ofJanuary, 2012,(the "Effective Date") by and amongXHIBIT, LLC, a Nevada limited liability company, with its offices at 80 E. Rio Salado Parkway, Suite 611,Tempe, AZ 85281(the "Company"), Xhibit Management Corp., a Nevada corporationand the manager of the Company, with its offices at 80 E. Rio Salado Parkway, Suite 611, Tempe, AZ 85281(the "Manager")and JASONHRISSIKOPOULOS, a married individual, whose address is 3310 E. Huber Street, Mesa, AZ 85213 ("Hrissikopoulos").

RECITALS:

A.           Hrissikopoulos presently serves as the President of the Company, the President of the Manager, and a director of the Manager (collectively, the "Offices").

B.           Hrissikopoulos is the owner of 9,098,600 Units in the Company represented by certificate no. 2 (the "Units") and 35 shares of common stock in the Manager represented by certificate no. 2 (the "Shares").Hrissikopoulos has received distributions from the Company in the aggregate amount of $116,718.76 as of the Effective Date (the "Distributions").

C.           Hrissikopoulos is the payee on a Promissory Note dated August 9, 2011 (the "Note") pursuant to which the Company agreed to pay Hrissikopoulos the principal amount of $122,000 plus interest, and no payments have been made on the Note prior to the Effective Date.

D.           The Units and the Shares were issued to Hrissikopoulos in exchange for his contribution to the Company of 100% of the equity of Hrizzo, LLC("Hrizzo") and 50% of the equity of Stacked Digital, LLC ("Stacked"), which are now subsidiaries of the Company.

E.           Hrizzo has lost its major customer, thereby significantly reducing its value to the Company, and Hrissikopoulos, the Company and the Manager have agreed that a portion of the Units and the Shares will be cancelled to reflect this reduction in value.

F.           Hrissikopoulos agrees, subject to the terms and conditions of this Agreement, to make the representations, warranties and covenants contained herein in exchange for the Company and the Manager making their respective representations, warranties and covenants contained herein and have agreed to enter into this Agreement for such purpose.

AGREEMENT:

ARTICLE I

SETTLEMENT TERMS

1.1.          Unit and Share Cancellation. Upon execution of this Agreement, (i) Hrissikopoulos shall deliver the certificates representing the Units and the Shares to the CEO of the Company and of the Manager, duly endorsed in blank, andthe Company and the Manager shall cancel and nullify7,578,411 of the Units and 29 of the Shares immediately,and (ii) the Company and the Manager shall deliver to Hrissikopoulos certificates representing the 1,520,189 Units and 6 Shares he will then own.

1.2           Distributions.    Hrissikopoulos shall be entitled to retain all of the Distributions paid to him prior to the Effective Date. Commencing on the Effective Date, Hrissikopoulos shall no longer have a right to receive distributions from the Company, and he acknowledges and agrees that the Company shall take all required action to amend its Operating Agreement to remove his right to receive distributions, and he further agrees to execute a written consent of the Members of the Company to approve the amendment to the Company's Operating Agreement. In lieu of such future distributions, Hrissikopoulos shall instead be entitled to receive a monthly salary and other benefits(the "Compensation") from Stackedas set forth in the Employment Agreement, a copy of which is attached hereto as Exhibit A (the "Employment Agreement"). The Company shall take all required action to obtain the consent of a Supermajority of the Members, as required under its Operating Agreement, to permit payment of the Compensation and approve the Employment Agreement, if necessary. Failure to obtain the foregoing consent shall terminate and void this Agreement. Payment of the Compensation shall be contingent upon full performance by Hrissikopoulos of all of his obligations contained in this Agreement and in the Employment Agreement.

1.3           Cancellation of the Note.     Concurrent with execution of this Agreement, Hrissikopoulos shall return the original signed Note to the Company for immediate cancellation, the Company shall have no further obligations under the Note, and Hrissikopoulos shall have no further rights, to repayment or otherwise, under the Note.

1.4           Resignation from Offices.     As of the Effective Date, Hrissikopoulos has resigned from all of the Offices, Hrissikopoulos shall have no further managerial rights in either the Company or the Manager, and Hrissikopoulos acknowledges and agrees he shall have no right to be appointed as either an officer or director of any company with which the Company shall engage in a merger or acquisition or any successor company to the Company. Hrissikopoulos shall remain the President of Hrizzo and the President of Stacked Digital.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES

Hrissikopoulos hereby represents and warrantsto the Company and the Manager as of the Effective Date that:

2.1.          Agreement Binding. Neither the execution, delivery, nor performance of this Agreement by Hrissikopoulos will, with or without the giving of notice or the passage of time, or both, conflict with or result in a default, right to accelerate or loss of rights under, or result in the creation of, any lien, charge or encumbrance or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation, or any order, judgment or decree to which Hrissikopoulos is a party or by which Hrissikopoulos may be bound or affected or result in or constitute the basis for the creation of any claim, liens, or encumbrance of any nature whatsoever in respect to the Units or the Shares.

2.2.          Full Settlement. Hrissikopoulos agrees that as of the Effective Date and except as expressly provided in this Agreement and the Employment Agreement, no further compensation is due or owing toHrissikopoulos from the Company or the Manager whether in the form of cash or non-cash compensation with respect to any relationship between the Company and Hrissikopoulos or the Manager and Hrissikopoulos.

2.3.          Authority. Hrissikopoulos has the requisite capacity, power and authority as applicable to transfer the Units and the Shares to the Company and the Manager for their partial cancellation. Hrissikopoulos has the requisite capacity, power and authority as applicable to execute, deliver and perform their obligations under this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Hrissikopoulos.

2.4.          Title. The Units and the Shares constitute all of Hrissikopoulos' right, title and interest in the equity securities or properties of the Company and the Manager. Hrissikopoulos is the sole record and beneficial owner of the Units and the Shares and such Units and Shares are duly and validly issued and are free and clear from any lien, claim, pledge, charge or encumbrance except as set forth in that certain Operating Agreement of the Company. Other than this Agreement, there are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments now obligating Hrissikopoulos, or if hereafter exercised would require Hrissikopoulos, to transfer or surrender the Units or Shares.

2.5.          Full Knowledge. As a sophisticated and accredited investor and an officer and equity holder of the Company and the Manager,Hrissikopoulos has had access to and been given an opportunity to ask such questions of the Company and the Manager and their management concerning the Company's and the Manager's business, operations, financial condition, assets, liabilities and other relevant matters as Hrissikopoulos has deemed necessary or desirable, and has received and reviewed all information requested, in order to evaluate the merits and risk relevant to Hrissikopoulos' decision regarding the transactions contemplated by this Agreement.

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The Company and the Manager hereby represent and warrant to Hrissikopoulos as of the Effective Date that:

2.6.          Agreement Binding. Neither the execution, delivery, nor performance of this Agreement by the Company and the Manager will, with or without the giving of notice or the passage of time, or both, conflict with or result in a default, right to accelerate or loss of rights under, or result in the creation of, any lien, charge or encumbrance or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation, or any order, judgment or decree to which the Company and/or the Manager is a party or by which the Company and/or the Manager may be bound or affected or result in or constitute the basis for the creation of any claim, liens, or encumbrance of any nature whatsoever.

2.7.          Authority. The Company and the Manager have the requisite capacity, power and authority as applicable to execute, deliver and perform their obligations under this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the Company and the Manager.

ARTICLE III

INDEMNIFICATION

3.1.          Indemnification by the Company and the Manager. Except to the extent caused by any act or omission of Hrissikopoulos and subject to the closing of the transaction contemplated by this Agreement, the Company, the Manager and the Company and the CompanyParties(as defined below) jointly and severally agree to indemnify, defend and hold harmless Hrissikopoulos and his heirs, executors, successors, predecessors, assigns, present and former partners, principals, employees, agents, attorneys and all other persons acting on their behalf (the "Hrissikopoulos Parties") from any and all: (a) liabilities, losses, costs or damages to Hrissikopoulos or the Hrissikopoulos Parties ("Loss") and (b) any and all reasonable attorneys' and accountants' fees and expenses and other out-of-pocket expenses incurred in defending or prosecuting any claim resulting in or from a Loss ("Fees") from or by virtue of the failure of any covenant or breach of any representation or warranty of any of the Companyor the Company Parties in this Agreement.

3.2           Indemnification by Hrissikopoulos. Except to the extent caused by any act or omission of the Company or the Manager and subject to the closing of the transaction contemplated by this Agreement, Hrissikopoulos and the Hrissikopoulos Parties jointly and severally agree to indemnify, defend and hold harmless the Company and its successors, predecessors, assigns, affiliates, subsidiaries, divisions, present and former officers, managers, directors, employees, shareholders, members, agents, attorneys and all other persons acting on their behalf (including the Manager) (collectively, the "Company Parties") from any and all: (a) liabilities, losses, costs or damages to the Company or the Company Parties ("Loss") and (b) any and all reasonable attorneys' and accountants' fees and expenses and other out-of-pocket expenses incurred in defending or prosecuting any claim resulting in or from a Loss ("Fees") from or by virtue of the failure of any covenant of or breach of any representation or warranty made by any of Hrissikopoulos or the Hrissikopoulos Parties in this Agreement.

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ARTICLE IV

MISCELLANEOUS

4.1.          Confidentiality. None of the parties to this Agreementwill discuss or disclose this Agreement or any of its terms with or to any unaffiliated person or entity not signing this Agreement, except as required by law, and will not voluntarily cooperate or aid any claimant adverse to the other parties.A party may disclose the terms of this Agreement only with theirlegal and financial advisors.

4.2.          Effectiveness.Each party to this Agreementacknowledges that it has freely, knowingly and voluntarily entered into this Agreement.

4.3.          Separate Counsel. The parties stipulate and agree that, in entering into this Agreement, they have relied upon the advice and representation of counsel and other advisors selected by them, the Company and the Manager having urged Hrissikopoulos to rely on separate counsel chosen by him. Hrissikopoulos particularly stipulates and agrees that he wasafforded time within which to consider the terms of this Agreement, with his legal counsel, the Invicta Law Group PLLC ("Invicta"), and that he and his counsel and advisors have not received and are not relying on any representations or warranty from any person or entity retained or employed by the Company or the Manager in connection with his entry into this Agreement.Hrissikopoulos acknowledge that Keller Rohrback, P.L.C. and its attorneys serve as counsel for the Company and the Manager and do not represent Hrissikopoulos.

4.4.          Conflict of Interest Waiver. The parties to this Agreement acknowledge that Invicta has a conflict of interest with respect to representing Hrissikopoulos in this transaction due to past representations of the Company and Hrissikopoulos in connection with their individual legal matters. The Rules of Professional Conduct relating to the practice of law in the State of Washington and specifically Rule 1.7 relating to conflicts of interest by Invicta require that the conflict of interest be disclosed and that each of the parties, after consultation and full disclosure, consent, in writing, to such representation. The parties confirm that Invicta has disclosed this conflict of interest, have discussed the conflict and have concluded that the preparation and negotiation of this Agreement and the Employment Agreement by Invicta on behalf of Hrissikopoulos is acceptable notwithstanding the conflict of interest. The parties' respective signatures to this Agreement and Employment Agreement constitute an express waiver of the conflict of interest and authorization by the parties to Invicta to prepare and negotiate this Agreement and the Employment Agreement and to continue to represent the interests of Hrissikopoulos.

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4.5.          Waiver of Breach or Default. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

4.6.          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns.

4.7.          Paragraph Headings. The paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said paragraphs.

4.8.          Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

4.9.          Applicable Law. This Agreement and all amendments thereof shall be governed by and construed in accordance with the laws of the State of Arizonaapplicable to contracts made and to be performed therein and the parties herein are subject to the personal jurisdiction of the courts in and for the State of Arizona, with venue to lie in MaricopaCounty, and to the extent permitted by law, are also subject to the personal jurisdiction of the Federal District Court, with venue to lie in the District of Arizona.

4.10.         Severability. Wherever there is any conflict between any provisions of this Agreement and any statute, law, regulation or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law. In the event that any part, section, paragraph or clause of this Agreement shall be held by a court of proper jurisdiction to be invalid or unenforceable, the entire Agreement shall not fail on account thereof, but the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intention of the parties or would result in unconscionable injustice.

4.11.         Litigation. In the event of any litigation between the parties arising out of this Agreement, the prevailing party shall be entitled to recover its court costs and reasonable attorneys' fees.

4.12.          Entire Agreement and Modification. This Agreement represents the entire agreement by, between and among any of the parties and may be modified only by a duly authorized writing, executed by the Company, the Manager and Hrissikopoulos or their respective heirs, successors or assigns.

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4.13.         Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt); or (b) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth above (or to such other addresses as a party may designate from time to time by notice to the other parties).

[Signatures begin on next page]

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The Company:

XHIBIT LLC, a Nevadalimited liability company

By	/s/ Michael Schifsky
Its	CFO & Secretary

Date:	1/4/12

The Manager:

Xhibit Management Corp., a Nevada corporation

By	/s/ Michael Schifsky
Its	CFO & Secretary

Date:	1/4/12

Hrissikopoulos

/s/ Jason Hrissikopoulos
Jason Hrissikopoulos

Date:	1/4/12

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Exhibit A

to

Settlement Agreement

Xhibit, LLC

Employment Agreement

(“Jason Hrissikopoulos”)

This Employment Agreement is made effective as of this 1st day of December, 2011, (the “Effective Date”) by and between Stacked Digital, LLC, a Nevada limited liability company, with its offices at 80 E. Rio Salado Parkway, Suite 611, Tempe, AZ 85281 (the “Company”), and Jason Hrissikopoulos, a married individual, whose address is 3310 E. Huber Street, Mesa, AZ 85213 (“Executive”).

Preliminary Statements:

A.           The Company desires to employ Executive on the terms and conditions described herein.

B.           Executive desires to accept such employment on the terms and conditions described herein.

In consideration of the mutual promises, terms, provisions and conditions contained in this Agreement, the parties agree as follows:

Agreement:

1.           Definitions. For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

“Agreement” means this Employment Agreement, as amended, modified or restated from time to time.

“Base Salary” is defined in Section 3.1.

“Benefits” is defined in Section 3.2.

“Bonus” is defined in Section 3.1.

“Business” is defined as the business of online digital media, advertising and social gaming.

“Cause” means (a) any intentional or willful wrongdoing or gross negligence by Executive that results in, or could reasonably be expected to result in, material harm, injury or damage to the Company or its Related Persons; (b) Executive’s willful neglect or disregard of Executive’s duties; (c) a material violation of the Company’s policies and procedures (including, but not limited to, engaging in sexual harassment or discrimination); (d) a breach by Executive of any of Sections 6 or 7; (e) the misappropriation (or attempted misappropriation) of any of the Company or the Company’s Related Person’s funds or property or funds or property belonging to the Company’s customers or clients; (f) the admitted commission of or the conviction of or the entering of a guilty plea or plea of no contest with respect to, any misdemeanor involving dishonesty or moral turpitude by Executive; or (g) the admitted commission of or the conviction of or the entering of a guilty plea or plea of no contest with respect to, any felony by Executive. In the event of (b) or (c), Executive will have a one-time opportunity to cure, if curable, within fifteen (15) days from receipt of notice from the Company, with one exception: no opportunity to cure will be provided to Executive for violations of the Company’s anti-discrimination or anti-harassment policies. In addition, any subsequent occurrences of Executive committing acts described in (b) or (c) above will not be subject to cure.

“Confidential Information” means any and all:

(a)          Trade secrets concerning the business and affairs of the Company, its Related Persons, and their respective subsidiaries, including product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, lists of current and prospective customers, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including, but not limited to, object code and source code), computer software and database technologies, systems, structures and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, without regard to form and however documented, that is a trade secret within the meaning of any applicable state trade secret law (“Trade Secrets”); and

(b)          Information concerning the business and affairs of the Company and its subsidiaries (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, Executive compensation information, personnel training and techniques and materials), without regard to form and however documented, but that does not qualify as a Trade Secret.

Confidential Information does not include such information that is or becomes generally available to the public.

“Effective Date” is defined in the preamble.

“Manager” means the manager of the Company or its duly authorized successor.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or governmental body or any other similar entity.

“Proprietary Items” is defined in Section 6.3.

“Related Persons” means the Company and all of its direct or indirect subsidiaries and affiliates.

“Severance Conditions” is defined in Section 5.4.

“Severance Period” means a period of time beginning on the first day after the end of the Term and ending six (6) months thereafter.

“Severance Package” is defined in Section 5.3.

“Shares” means 6 shares of the common stock of the Manager together with any additional shares issued to Executive.

“Term” is defined in Section 2.2.

“Trade Secrets” is defined in the definition of Confidential Information.

“Units” mean 1,520,189 membership units of the Company owned by Executive as of the date of this Agreement together with any additional membership units issued to Executive.

2.           Employment Terms and Duties.

2.1           Duties. During his employment under this Agreement, Executive will perform the duties for the Company as may from time to time be assigned by the Manager and agreed to by the Executive. Executive will have the title of President of Hrizzo, LLC and the President of Stacked Digital, LLC and will perform the duties and hold the responsibilities set out in Exhibit A. Executive will report to the Manager or otherwise as the Manager and Executive may from time to time agrees.

2.2           Term. The term of the Executive’s employment (the “Term”) shall begin on December 1, 2011, and shall continue until terminated by Manager at any time or upon the closing of the merger of XHIBIT, LLC with and into NB Acquisition Corp., whichever first occurs; provided, however, the Term may also be terminated as set forth in Section 4 below.

2.3           Travel. Executive acknowledges, understands and agrees that Executive may be required to travel regularly in furtherance of duties under this Agreement.

2.4           Hours. It is further agreed and understood that the hours which Executive is required to work will vary considerably and will sometimes be more than forty (40) hours per week. It is understood and agreed that such work in excess of forty (40) hours per week is a regular and normal part of Executive’s responsibilities for which Executive is compensated, and does not in any way constitute overtime for which Executive is entitled to receive additional compensation. During the Term, excluding reasonable vacations compatible with Executive’s position and periods of illness, injury or other disability, Executive shall give Executive’s best efforts and devote substantially all of Executive’s business time and attention to the business interests of the Company. Notwithstanding the foregoing, Executive shall be granted pregnancy leave for child birth and newborn care via working remotely for a period acceptable to Executive and the Company.

3.          Compensation and Benefits. During the Term, the Company shall pay to Executive, and Executive shall accept from the Company, as full compensation for Executive’s services hereunder, compensation as set forth below and in Exhibit A.

3.1           Base Salary and Bonus. During the Term, Executive will be paid the annual gross base salary set forth in Exhibit A (“Base Salary”), less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions, which will payable in equal periodic installments on a biweekly basis in accordance with the Company’s customary payroll practices in effect from time to time.. Executive shall also be entitled to the bonus set forth in Exhibit A which shall be payable within fifteen (15) days after the end of each calendar quarter.

3.2           Executive Benefits. During the Term, Executive shall be entitled to participate in each pension, profit-sharing, other tax-qualified plan or non-qualified plan, insurance, health, dental coverage, disability, major medical insurance or other arrangement that the Company may adopt for the general benefit of its eligible Executives (“Benefits”) to the extent permitted by law and to the extent Executive is otherwise entitled to participate based upon Executive’s age, service, compensation, job classification, and any other factors determining eligibility to participate under each such plan.

3.3           Vacation. Executive shall be entitled to the number of weeks of annual paid vacation leave set forth in Exhibit A. Vacation may be taken at such time or times as the Company or Executive mutually agree. Executive may carryover any unused vacation.

3.4           Sick Leave. The Executive will be granted sick leave in accordance with Company policy.

3.5           Expenses. The Company shall reimburse Executive for all reasonable expenses necessarily incurred by him in connection with the performance of Executive’s duties hereunder during the Term, upon presentation of a voucher indicating the amount, business purpose and supported by appropriate documentation, subject, however, to the Company’s Executive reimbursement policies and procedures relating to business related expenses as in effect from time to time.

4.            Termination.

4.1           Mutual Agreement. During the Term, Executive’s employment with the Company may be terminated at any time by either the Company or by Executive.

4.2           Death or Disability. During the Term, this Agreement shall terminate automatically upon the death or due to a physical or mental disability or infirmity that prevents the performance of Executive’s employment-related duties hereunder, with or without accommodation, lasting for a period of six (6) months or longer and, within thirty (30) days after a written notice of termination has been provided by the Company to Executive, Executive shall not have returned to the performance of Executive’s employment-related duties on a full-time basis (a “Disability”).

4.3           Termination by the Company for Cause. During the Term, Executive’s employment hereunder may be terminated for Cause.

5.            Compensation Upon Termination.

5.1           Termination on Account of Death or Disability, or With Cause. In the event that Executive’s employment with the Company is terminated (i) on account of Executive’s death or disability in accordance with Section 4.2, or (ii) by the Company in accordance with Section 4.3, Executive (or Executive’s beneficiary in the event of death) (a) shall be entitled to receive any Base Salary, Bonuses and other vested compensation earned or accrued but not paid to Executive prior to the termination of this Agreement, and (b) shall not be entitled to receive any compensation for any period after the termination of this Agreement, except for the continuation of medical coverage as provided by law.

5.2           Other Termination. If Executive’s employment is terminated other than for the reasons set forth in Sections 4.2 or 4.3 above, Executive will receive Executive’s Base Salary and Bonus then in effect, prorated to the date of termination, and accrued Benefits. In addition, Executive will receive a “Severance Package” consisting of (i) the continued payment of Executive’s Base Salary through the end of the Severance Period; and (ii) payment of the premiums required to continue Executive’s health and dental benefits through the end of the Severance Period; provided that (A) Executive shall be required to elect COBRA with respect to such health and dental benefits, (B) Executive remains eligible for such benefits, and (C) the Company’s obligation to provide health and dental benefits will terminate at such time as Executive becomes eligible for such benefits (or their substantial equivalent) in connection with Executive’s subsequent employment or provision of services (Executive must immediately notify the Company upon receipt of such benefits). Notwithstanding the foregoing, Executive will be entitled to any additional COBRA coverage beyond the Severance Period to which Executive may be legally entitled (but at Executive’s sole expense). For the sake of clarity, if Executive’s employment is terminated with Cause, Executive will not be entitled to receive the Severance Package.

5.3           Requirements for Receiving Severance Package. Executive will only receive the Severance Package if the Executive: (i) complies with all surviving provisions of this Agreement; (ii) executes a full general release in substantially the same form attached as Exhibit B (which may be subject to further modifications in the future in accordance with applicable law), releasing all claims, known or unknown, that Executive may have against the Company arising out of or any way related to Executive’s employment or termination of employment with the Company, and such release has become effective in accordance with its terms prior to the 30th day following the Termination Date (unless a longer consideration period is otherwise required by law), and (iii) agrees not to make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the Company (“Severance Conditions”). If the Severance Conditions are satisfied, payment of the first installment of the Severance Package shall take place on the 30th day following the Termination Date and continue over the Severance Period in accordance with the Company’s regular payroll cycle. All other the Company obligations to Executive will be automatically terminated and completely extinguished

5.4           Units and Shares. In the event of termination of this Agreement, as the same may be amended, extended, renewed, restated or otherwise modified from time to time, the obligations of Executive with respect to any and all Units and/or Shares held by Executive shall be governed by the terms and provisions of the Company’s Operating Agreement and/or Shareholders’ Agreement, respectively, then in effect and to which Executive is a party or to which Executive has otherwise agreed to be bound.

5.5           Full Discharge of Company Obligations. The amounts payable to Executive pursuant to this Section 5 following termination of Executive’s employment with the Company shall be in full and complete satisfaction of Executive’s rights under this Agreement together with any other claims arising under any federal, state and local labor, employment, whistleblower and/or anti-discrimination laws, all as amended, and any action based on any alleged breach of express or implied contract, wrongful termination, breach of the covenant of good faith and fair dealing, impairment of ability to compete in the open labor market, fraud, fraudulent inducement, misrepresentation, breach of fiduciary duty, any tort, and any other violation of public policy or statutory or constitutional rights Executive may have in respect of Executive’s employment by or termination of employment from the Company. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Executive’s receipt of such amounts, the Company shall be released and discharged from any and all liability to Executive in connection with this Agreement or otherwise in connection with Executive’s employment with or termination of employment from the Company. Immediately following any termination of Executive’s employment and as a condition to receiving any payment pursuant to Section 5, Executive shall execute and deliver to the Company either (i) a full and complete release of any and all claims of Executive against the Company for discrimination in employment under Title VII of the United States Code, the Age Discrimination in Employment Act, and comparable state laws, or (ii) notice of any claim Executive has or may have or assert against the Company for any such discrimination.

6.            Nondisclosure Covenant.

6.1           Agreements of the Company. In connection with Executive’s employment with the Company, Executive will need access to Confidential Information necessary to perform Executive’s duties. The Company agrees and promises that, after the beginning of, and throughout the entirety of, the Term, the Company will provide or give access to Executive such Confidential Information necessary to perform Executive’s duties from time to time, as it exists as of the Effective Date and as the Company continues to acquire and develop new and additional Confidential Information throughout the Term, subject to Executive accepting employment hereunder and Executive’s continued compliance with the terms and agreements of this Agreement.

6.2           Acknowledgments by Executive. Executive acknowledges that (a) during the Term and as a part of Executive’s employment, Executive will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Company, the Company’s Related Persons and their businesses; and (c) the provisions of this Section 6 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

6.3           Agreements of Executive. In consideration of the compensation and benefits to be paid or provided to Executive by the Company under this Agreement and the promise set forth in Section 6.1, Executive covenants as follows:

(a)          Confidentiality.

(i)          During and following the Term, Executive will hold in confidence the Confidential Information and will not disclose it to any Person except with the specific prior written consent of the Company or except as otherwise expressly permitted by the terms of this Agreement.

(ii)         Any Trade Secrets of the Company will be entitled to all of the protections and benefits under any applicable state trade secret law and any other applicable law.

(iii)        Executive will not remove from the Company’s premises (except to the extent such removal is for purposes of the performance of Executive’s duties at home or while traveling for the business of the Company), any document, record, notebook, plan, model, component, device or computer software or code, whether embodied in a disk or in any other form owned by the Company or any client of the Company or the Company’s Related Persons (collectively, the “Proprietary Items”). Executive recognizes that, as between the Company and Executive, all of the Proprietary Items, whether or not developed by Executive, are the exclusive property of the Company. Upon termination of Executive’s employment by either party, or upon the request of the Company during the Term, Executive will return to the Company all of the Proprietary Items in Executive’s possession or subject to Executive’s control, and Executive will not retain any copies, abstracts, sketches or other physical embodiment of any of the Proprietary Items, except only that Executive may retain copies of items reasonably necessary and appropriate to demonstrate Executive’s professional and managerial recommendations and opinion; provided, however, that such Proprietary Items will be used solely for the purpose of protecting Executive from liabilities and claims.

6.4           Disputes or Controversies. Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. To the extent possible, all pleadings, documents, testimony and records relating to any such adjudication and containing Confidential Information (to the extent appropriate) will be maintained in secrecy and will be available for inspection by the Company, Executive and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

7.            Noninterference Covenant.

7.1          Acknowledgments by Executive. Executive acknowledges that: (a) the services to be performed by Executive under this Agreement are of a special, unique, unusual, extraordinary and intellectual character; (b) in Executive’s capacity as a senior Executive of the Company, Executive will have detailed knowledge and understanding of all aspects of the Company’s business and operations, including its customer base, supplier base, product development and business plans and target markets; (c) for purposes of this Agreement the term “Covered Customer/Supplier” shall mean any Person who was a customer/supplier or prospective customer/supplier of the Company (or its predecessors in interest) or the Business during the last twelve (12) months of Executive’s Term and who Executive (i) received or accessed Confidential Information about, (ii) had contact with, or (iii) supervised others who had contact with; and (d) the provisions of this Section 6 are reasonable and necessary to protect the Company’s businesses.

7.2          Covenants of Executive. In consideration of the Company providing Executive with Confidential Information at the inception of, and throughout, the Term, and for other valuable consideration, Executive covenants that Executive will not, directly or indirectly:

(a)          Whether for Executive’s own account or the account of any other Person, at any time during the Term and for a period of one year following the end of the Term (the “Post Term”), hire or otherwise compensate or solicit or in any manner induce, assist or attempt to induce or assist any Executive of the Company or the Company’s Related Persons to terminate his/her employment with the Company or the Company’s Related Person.

(b)          Whether for Executive’s own account or for the account of any other Person, at any time during the Term and the Post-Term, solicit any Covered Customer/Supplier, for the purpose of marketing or selling a product or service competitive, either directly or indirectly in any way, with any product or service of the Company or encourage or induce any Covered Customer/Supplier to stop, modify or reduce business done with the Company.

7.3           Reformation. The parties agree that in the event any of the covenants contained in this Section 7 are held by any court to be overbroad in its duration or scope, then the court shall have the authority to reform the covenant to the minimum extent necessary to make the covenant enforceable.

7.4           Tolling. If Executive violates any of the restrictions contained in this Section 7, the period during which such provision is applicable shall be extended for such time that Executive remains in violation of the restriction.

8.            Intellectual Property.

8.1           Ownership by Company. Executive recognizes and agrees that all ideas, inventions, designs, processes, discoveries, enhancements, plans, writings, and other developments or improvements (the “Inventions”) conceived by Executive, alone or with others, during the term of Executive’s employment, whether or not during working hours, that are within the scope of the Company’s business operations or that relate to any of the Company’s work or projects (including any and all inventions based wholly or in part upon ideas conceived during Executive’s employment with the Company), are the sole and exclusive property of the Company.

8.2           Assignment. Executive further agrees that (i) Executive will promptly disclose all Inventions to the Company and hereby assigns to the Company all present and future rights Executive has or may have in those Inventions, including without limitation those relating to patent, copyright, trademark, trade secrets or other intellectual property; and (ii) all of the Inventions eligible under the copyright laws are “work made for hire.”

8.3           Transfer of Rights. At the request of and without charge to the Company, Executive will do all things deemed by the Company to be reasonably necessary to perfect title to the Inventions in the Company and to assist in obtaining for the Company such patents, copyrights or other protection as may be provided under law and desired by the Company, including but not limited to executing and signing any and all relevant applications, assignments or other instruments. If Executive refuses or fails to perform such acts or execute such instruments within fifteen (15) days of such request, the Company may do so as Executive’s attorney-in-fact for such purpose. The transfer of rights in this Section 8 will not be subject to termination or revocation under any circumstances.

8.4           Existing Intellectual Property. Notwithstanding the foregoing, the provisions of this Section 8 shall not apply to any Inventions for which no equipment, supplies, facilities, or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, unless (i) the Invention relates (A) directly to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) the Invention results from any work performed by the Executive for the Company. Executive hereby lists below all to patents, copyrights, trademarks and other intellectual property Executive wishes to claim as existing prior to the date of this Agreement:

9.            General Provisions.

9.1           Injunctive Relief and Additional Remedy. Executive acknowledges that the injury that would be suffered by the Company or the Company’s Related Persons as a result of a breach of Sections 6 or 7 would be irreparable and that an award of monetary damages to the Company or any of the Company’s Related Persons for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any such provision of this Agreement.

9.2           Covenants of Sections 6 and 7 are Essential Covenants. The covenants by Executive in Sections 6 and 7 are essential elements of this Agreement, and without Executive’s agreement to comply with such covenants, the Company or the Company’s Related Person would not have entered into this Agreement or employed Executive and would not have disclosed to Executive any of the Confidential Information. Executive has independently consulted with his own counsel and has been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company or the Company’s Related Persons. Executive’s covenants in Sections 6 and 7 of this Agreement are essential covenants and the assertion of any claim by Executive against the Company or the Company’s Related Person under this Agreement or otherwise, will not excuse Executive’s breach of any covenant in Sections 6 and 7 of this Agreement. Except as otherwise set forth in this Agreement, if Executive’s employment hereunder expires or is terminated for any reason, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of Executive in Sections 6 and 7 of this Agreement.

9.3           Representations and Warranties by Executive.

(a)          Executive represents and warrants to the Company that the execution and delivery by Executive of this Agreement does not, and the performance by Executive of Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (i) violate any judgment, writ, injunction or order of any court, arbitrator or governmental agency applicable to Executive; or (ii) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Executive is a party or by which Executive is or may be bound.

(b)          Executive represents and warrants to the Company that Executive is not subject to a non-compete, non-solicit or similar obligation with a former employer or other Person that will affect the performance of Executive’s duties with the Company.

9.4           Obligations Contingent on Performance. It is specifically understood that in the event Executive breaches the covenants in Sections 6 and 7 of this Agreement, Executive will return any payments (including those for continued benefits), if any, made to or for the benefit of Executive during the Severance Period and the Company will be under no further obligation to make further payments, if any, to Executive during such Severance Period.

9.5           Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be satisfied by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

9.6           Binding Effect; Assignment; Delegation of Duties Prohibited. This Agreement will inure to the benefit of, and will be binding upon, solely the parties hereto. This Agreement is expressly assignable by the Company without the consent of Executive in connection with any such transaction and may be assigned in the future by the Company to a Related Person. The duties and covenants of Executive under this Agreement, being personal, may not be assigned or delegated.

9.7           Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt); or (b) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth above (or to such other addresses as a party may designate from time to time by notice to the other parties).

9.8           Entire Agreement; Amendments. This Agreement together with the Settlement Agreement of even date herewith contain the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

9.9           Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Arizona, without regard to conflicts of laws principles.

9.10         Attorneys’ Fees. In the event of any dispute relating to this Agreement, the successful party in any litigation or arbitration shall be entitled to recover its reasonable attorney’s fees or other costs incurred from the other party hereto.

9.11         Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” (or “included” or “includes”) will be deemed to be followed by the phrase “without limitation.”

9.12         Severability. If a court of law holds any provision of this Agreement to be illegal, invalid or unenforceable, (a) that provision will be deemed amended to provide the Company the maximum protection permitted by applicable law and (b) the legality, validity and enforceability of the remaining provisions of this Agreement will not be affected.

9.13         Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf.)) for the convenience of the parties hereto, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(Signatures begin on next page)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement effective as of the Effective Date.

Stacked Digital, LLC

By:	/s/ Michael Schifsky
Name:	Michael J. Schifsky
Title:	CFO

/s/ Jason Hrissikopoulos 01-04-2012
Jason Hrissikopoulos

Exhibit A

to

Employment Agreement

(“Jason Hrissikopoulos”)

Title:  President of Hrizzo, LLC and the President of Stacked Digital, LLC

Responsibilities:

Base Salary: Three hundred thousand dollars ($300,000) per year.

Stock Incentive Plan: Executive will be eligible to participate in an Equity Incentive Plan once established/created in conjunction with completion of the Company’s proposed merger with a public shell company.

Performance Bonus: Executive will be eligible to earn a quarterly cash performance bonus equal to 12% of Company’s quarterly operating income in excess of $100,000. By way of example, if the Company receives quarterly operating income of $300,000, Executive shall earn a bonus of $36,000 (.12 x 200,000 = $24,000). If less than $100,000 shall be earned by the Company in a quarter, no Bonus shall be payable to Executive.

Employment Location: Executive agrees that to effectively fulfill the duties set for in this Agreement, Executive will be required to work out of the Company’s Tempe corporate headquarter office location on a regular basis.

Vacation: Executive shall be entitled to four (4) weeks' paid holiday during each twelve (12) month period of the Term.

Exhibit B

to

Employment Agreement

Release

You further specifically agree by your signature on this Agreement that you fully release the Employer and its Affiliates from any claims arising from your employment with the Employer or otherwise (except for claims that arise under this Agreement) and that your release shall be construed as broadly as possible and shall include without limitation any (1) contractual or other claims of employment or payment you may have, if any; (2) claims, if any, arising out of or in connection with the initiation, termination, or existence of your employment relationship with the Employer or any services performed on behalf of the Employer or its Related Persons; (3) claims, if any, regarding accrued leave, vacations, bonuses, commissions, profit participation, or any other form of benefits attributable to your employment with the Employer; and (4) claims, if any, arising under the Civil Rights Acts of 1964 and 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the National Labor Relations Act, as amended, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Immigration Reform and Control Act, as amended, the Occupational Safety and Health Act, as amended, the Family and Medical Leave Act of 1993, any state workers' compensation laws, any state wage and hour laws, any other federal or state statute or regulation, and any allegation for costs, fees or other expenses including attorneys' fees incurred. You represent that you have not assigned to any other person any of the foregoing claims and that you have the full right to grant this release. Notwithstanding the foregoing, this general release is not intended to bar any claims that, by statute, may not be waived, such as claims for any challenge to the validity of your release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Agreement.